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                                                                   Exhibit 21.1

                        Subsidiaries of the Registrant

Insight Communications Company, L.P., a Delaware limited partnership - Insight Communications Company, L.P. will become a subsidiary of Registrant upon the closing of Registrant's initial public offering

Insight Holdings of Ohio, LLC, a Delaware limited liability company - Registrant directly owns 100% of the common equity of Insight Holdings of Ohio, LLC

Insight Communications of Central Ohio, LLC, a Delaware limited liability company - Registrant indirectly owns 75% of the non-voting common equity of Insight Communications of Central Ohio, LLC

Insight Communications of Indiana, LLC, a Delaware limited liability company - Registrant directly owns 50% of the common equity and has management control of Insight Communications of Indiana, LLC

ICI Holdings, LLC, a Delaware limited liability company - Registrant directly owns 100% of the common equity of ICI Holdings, LLC